Exhibit 21.1

Subsidiaries of Registrant

Medbox, Inc. is a Nevada corporation. We currently operate through ten wholly-owned subsidiaries:

1. Prescription Vending Machines, Inc., a California corporation, dba Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox™ product and provides related consulting services.

2. Vaporfection International, Inc., a Florida corporation through which we distribute our medical vaporizing products and accessories pursuant to a recent acquisition.

3. Medicine Dispensing Systems, Inc., an Arizona corporation, which provides our consulting services in Arizona.

4. Mini-Storage Solutions, Inc., a California corporation is currently inactive.

5. Medbox Rx, Inc., a California corporation is currently inactive.

6. Medbox, Inc., a California corporation that is currently inactive and which has the same name as the Company.

7. Medbox Leasing, Inc., a California corporation that is currently inactive.

8. Medbox Property Investments, a California corporation specializing in real property acquisitions and leases for dispensaries and cultivations centers.

9. MJ Property Investments, Inc., a Washington corporation specializing in real property acquisitions and leases for dispensaries and cultivations centers in the State of Washington.

10. Medbox Management Services, Inc., a California corporation specializing in providing management oversight and compliance services.

11. Medbox Management Services, an Illinois corporation, is inactive.

12. Medbox, CBD, Inc., a California corporation is inactive.

13. Medbox Merchant Service, Inc., a California corporation is inactive.

14. Medbox Armored Transport, Inc., a California corporation is inactive.

15. Medbox Investments, Inc., a California corporation is inactive.

16. Medbox Management Services, Inc. a Nevada corporation is inactive.